Exhibit 10.3

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made and entered into as of this 4th day of November 2014, between kathy ireland Worldwide, Inc., a California corporation (“Licensor”), and NuGene Inc (“Licensee”), as follows:

WITNESSETH:

WHEREAS, Ms. Kathy Ireland (“Ms. Ireland”) is an internationally famous woman and designer with a highly favorable public image and strong brand identity; and a strong portfolio of multiple brands and ambassadors, also with a highly favorable public image and strong brand identity.

WHEREAS, Licensor has the right and authority to license certain registered trademarks and rights to the name, likeness, and visual representation of Ms. Ireland and such name, likeness, and visual representation being well known and recognized by the general public and associated in the public mind with Licensor.

WHEREAS, Licensor is the owner, by assignment, of the name, nick name, image, likeness, initials, mark, appearance, signature (including reproduced signature), autograph, endorsement, voice, and biographical material (including history, video and motion picture film portrayals, and still photography), Internet domain names and online social media user/screen names of Ms. Ireland and has developed and used intellectual property (collectively, the “Ireland IP’’) and is engaged in the licensing of the property identified in the attached Exhibit A (hereinafter, with the Ireland IP, collectively referred to as the “Licensed Marks”);

WHEREAS, Licensee is a manufacturer and seller of Cosmeceuticals and other age defying products with biologically active or biologically derived ingredients and desires to use the Licensed Marks, as specifically defined in Paragraph 1.1 below, in connection with the manufacture, sale, and distribution of the Licensed Products, as specifically defined in Paragraph 1.6 below, subject to the terms and conditions provided herein; and

WHEREAS, in addition to agreeing to Licensee’s use of the Licensed Marks, Licensor wishes to cooperate with Licensee in order to develop, promote, and expand recognition of the Licensed Marks image for the mutual benefit of Licensor, Licensee, and Licensee’s customers;

WHEREAS, Licensee agrees to fully comply with kiWW Human Rights – Code of Conduct, EXHIBIT C and,

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is hereby agreed:

1.     DEFINITIONS

1.1	The term “Brand” shall mean the Licensed Products offered under the Licensed Marks.

1.2	The term “Allowance” or “Allowances” shall mean any reductions in the wholesale sales price of any Licensed Product by promotional off-invoice amounts or accruals which are directly reflected in Licensee’s written vendor agreement(s) with the specific retailer customer to which the Allowance applies.

1.3	The term “kathy ireland Worldwide Corporate Headquarters” shall mean Rancho Mirage, California, 92270.

1.4	The term “Channels of Distribution” shall mean only those channels, which are listed on Exhibit B attached hereto and incorporated by reference herein. Exhibit B may only be modified, supplemented, and/or amended by written agreement of the Parties as provided herein.

1.5	The term “Licensed Marks” shall mean only those of Kathy Ireland’s name, likeness, visual representation and/or each of the individual components thereof, and those trademarks, service marks, logos, designs, and/or any other symbols/devices, which are set forth in Exhibit A attached hereto and incorporated by reference herein.

1.6	The term “Licensed Products” shall mean only those items, which are listed in Exhibit B attached hereto. Exhibit B may be modified, supplemented, and/or amended solely by written agreement of the Parties as provided herein.

1.7	The term “Manufacturing Territory” shall mean all countries worldwide other than Russia.

1.8	The term ‘Territory” shall mean the United States of America,, Canada and all other countries worldwide, other than Russia which is specifically excluded.

1.9	The term “Net Sales” shall mean the gross invoice amount billed (exclusive of any and all sales, Value Added Tax (“VAT”), Handling charges and restocking fees, excise, local privilege or any other taxes collected from customers and owed or actually paid by Licensee to any government entity and exclusive of any and all shipping and handling charges, in all cases) to customers purchasing or receiving Licensed Products from Licensee, less Allowances, and less Trade Discounts for Licensed Products given to wholesale customers actually shown on the invoices and actually given to the customers (except cash discounts, which are not deductible in the calculation of Royalty) and, further, less any bona fide Returns, not to exceed 2.5% of gross receipts per annum and actually made or allowed, or credits actually issued in lieu of Returns of the Licensed Products, as supported by credit memoranda actually issued to wholesale customers (subject to the pricing provisions of Section 5.1). No other costs incurred in the manufacturing, selling, advertising, and/or distribution of the Licensed Products shall be deducted

1.10	The term “Parties” and/or “Party” shall mean Licensor and/or Licensee.

1.11	The term “Returns” shall mean any Licensed Product, which Licensee accepts back from any customer after purchase and delivery thereof and for which Licensee refunds the actual purchase price, or issues a credit memo.

1.12	The term “Termination Date” shall mean the date, whichever is earliest, that (i) this Agreement (subject to any renewals or extensions) expires by its own terms; (ii) is thirty (30) days after receipt of notice of termination under Section 22; or (iii) any other event occurs which terminates this Agreement where no notice is required.

1.13	The term “Trade Discounts” shall mean any reductions or charge backs in the wholesale sales price of any Licensed Product, and actually granted by Licensee in writing to any customer prior to delivery.

1.14	The term “Initial Term” shall mean Contract Year 1 through Contract Year 8 plus any extensions, renewals of this Agreement or written modifications thereof.

1.15	The term “Contract Year 1” shall mean the period of time from the Effective Date, defined to mean the date on which both Parties have executed this Agreement, through and including December 31, 2015.

1.16	The term “Contract Year 2” shall mean the period of time from January 1, 2016 through and including December 31, 2016.

1.17	The term “Contract Year 3” shall mean the period of time from January 1, 2017 through and including December 31, 2017.

1.18	The term “Contract Year 4” shall mean that period of time from January 1, 2018 through and including December 31, 2018 and Contract Years 5 through 8 shall mean the calendar years ending through December 31, 2019, 2020, 2021 and 2022, respectively.

1.19	The term “Royalty” or “Royalties” shall have that meaning set out in Paragraph 5.1 below.

1.20	The term “Term” shall mean the Initial Term plus any extensions, renewals of this Agreement or modifications thereof.

1.21	The term “Minimum Royalty Guarantee” shall have the meaning set forth in Paragraph 5.8 below.

1.22	The term “Minimum Net Sales” shall have that meaning set forth in Paragraph 3.7 below.

1.23	The term “Business Plan” shall mean a merchandise strategy and business plan for the Brand, including any supporting brands set forth in Exhibit A.

2.     GRANT OF LICENSE

2.1	Upon the terms and conditions set forth herein, Licensor hereby grants to Licensee the exclusive, non-transferable right, license, and privilege, and Licensee hereby accepts the exclusive, non-transferable right, license, and privilege, of using the Licensed Marks for the sale, marketing and distribution of the Licensed Products through the Channels of Distribution in the Territory during the Term (with the exceptions as stated on Exhibit B), and the non-exclusive, non-transferable right, license, and privilege of using the Licensed Marks in connection with the manufacture of Licensed Products in the Manufacturing Territory.

2.2	Licensee agrees that it will not distribute or sell, nor authorize anyone else to distribute or sell, the Licensed Products bearing the Licensed Marks outside of the Territory or the Channels of Distribution, and that it will not knowingly sell Licensed Products bearing the Licensed Marks to persons who intend to distribute or sell the Licensed Products outside of the Territory or the Channels of Distribution.

2.3	During the Term, Licensor agrees that it will not authorize others to distribute or sell the Licensed Products bearing the Licensed Marks in the Channels of Distribution in the Territory. Licensee acknowledges that Licensor may continue to license the Licensed Marks and related marks to others to develop and promote other lines apart from and not competitive with the Licensed Products in the Channels of Distribution in the Territory during the Term. Notwithstanding the foregoing the parties acknowledge that Licensee may be able to utilize established, reputable and regional distributors in foreign countries to promote the marketing, sale and distribution of Licensed Products and enhancement of the Brand.

2.4	All proposed Channels of Distribution and distribution outlets not approved in Exhibit B shall be submitted in advance to Licensor and shall be subject to Licensor’s prior written approval, which approval shall not be unreasonably withheld.

2.5	Licensee may not assign or sub-license the use of the Licensed Marks to any third party without prior written approval by Licensor, and such right is expressly withheld from this Agreement. In the event that Licensor approves a sub-license to a third party, the Parties shall mutually agree upon the terms and conditions of said sub-license, including without limitation the minimum royalty guarantee and royalty rate, in a separate writing signed by the Parties.

2.6	Licensee currently uses sub-contractors or other fulfillment houses to manufacture, make compounds and/or package its current products and intends to continue using such subcontractors and fulfillment houses for Licensed Products, however, such products shall only be for sale to Licensee or Licensee’s customers as sub-contractor of Licensee. By executing this Agreement Licensor shall be deemed to have approved all current sub-contractors of Licensee, provided however, that any selection of new sub-contractors must be approved by Licensor in writing (including being audited for compliance with local laws and the Approved Code of Conduct, if reasonably required by Licensor to do so, such audit results being satisfactory to Licensor in its sole discretion), must agree to be bound by the same terms and conditions as is Licensee under this Agreement, and Licensee must execute a Sub-Contractor Agreement, and provide to Licensor. Licensee will ensure that any sub-contractors will comply with all local laws regarding compensation, workplace conditions and worker ages. Licensee shall use its reasonable commercial efforts to allow Licensor or any third party auditors designated by Licensor to have reasonable access to sub-contractors’ production facilities. Further, Licensee will, and will endeavor to have its sub-contractors to, in good faith comply in all material respects to the standards of Licensor’s code of conduct or any other specific reasonable code of conduct adopted by Licensor from time to time that are also consistent with local law and practice. Licensor may withdraw its consent and approval of any sub-contractor at any time at the sole discretion of Licensor, for good cause reasonably applied and upon reasonable notice so as to allow Licensee reasonable opportunities to secure alternates under conditions that will not disrupt operations of Licensee. Licensor’s approved code of conduct is attached as Exhibit C and incorporated by reference herein (the “Approved Code”). If Licensee or any of its sub-contractors are not in material compliance with local laws or the Approved Code, Licensor, in its sole discretion, may terminate this Agreement after written notice and an opportunity to cure any such lack of compliance of not less than thirty days. Notwithstanding the foregoing, nothing herein set forth shall apply to general suppliers of commodities or vendors of ingredients and other goods that are generally “off the shelf”. A list of Licensee’s principal suppliers shall be attached to this Agreement within two business days from the date on which all Parties have executed it as Exhibit H and as of the Commencement Date are deemed approved.

2.7	The name and address of any manufacturer or sub-contractor, other than Licensee, chosen to manufacture the Licensed Products as permitted under this Agreement and all items related thereto, including without limitation labels, hang tags, and packaging, shall be disclosed to Licensor and approved by Licensor in writing prior to production of the Licensed Products and items related thereto, which approval shall not be unreasonably withheld and provided that such approvals or disapprovals shall be delivered to Licensee within five (5) business days following receipt by Licensor of any such written request that should be sent to the attention of Stephen Roseberry, and or such other person or persons as may be designated from time to time by Licensor, and if not so delivered shall be deemed approved. The Parties further agree to have meaningful consultation prior to the selection and use of any new sub-contractors, vendors, and/or manufacturers. Licensor’s approval of sub-contractors proposed by Licensee shall be in the sole discretion of the Licensor reasonably applied. Notwithstanding the foregoing, these conditions do not apply to product formulations. Newly developed products by Licensee shall be mutually agreed upon in advance of adding that product to the line of Licensed Products. Licensor shall not unreasonably withhold such approval and if disapproved by Licensor, Licensee may market such new product provided that none of the Licensed Marks appear on that new product.

2.8	During the life of this Agreement, Licensee will not sell or distribute products that directly compete with the Licensed Products unless mutually agreed upon in writing by both Parties, and provided that Licensor shall be allowed a right of first refusal to include within Licensed Products any new or other products developed by Licensee over or during the Term.

2.9	Licensee will not be permitted to enter into any other branded relationship that competes with Licensor’s Branded program under this Agreement without the written approval of Licensor. If Licensor grants such approval, the product assortment for such other relationship will not exceed the volume of Licensor’s Branded program. By way of example, however in no way comprehensive, competitive brands are Trina Turk, Martha Stewart, Jessica Simpson and similar fashion and lifestyle type brands. In addition, Licensee will not create any branded products itself (i.e., in-house) that competes with the Licensor’s branded program. Licensor acknowledges that Licensee currently also markets certain other goods and products through a separate division or subsidiary of a pharmaceutical grade used or intended primarily for treatment of disease or a disease condition and which may require approval from the United States Food and Drug Administration and any of such products, not bearing Licensed Marks may be sold through physicians and over the counter and are excluded from these or any other limitations that may be herein set forth.

3.     BRAND DEVELOPMENT

3.1	Licensee will utilize commercially reasonable efforts to conduct market research and design support and to develop a merchandise strategy and business plan for the Brand. Licensee shall submit the Business Plan to Licensor for its review and approval within ninety (90) days of the Effective Date of this Agreement. The Parties shall work in good faith to craft a Business Plan that shall best promote and benefit the Brand.

3.2	Licensee will develop a long term strategic plan for major launch(es) of the Brand in the Channels of Distribution and Territory which shall be subject to the approval of the Licensor, such approval not to be unreasonably withheld (the “Launch Plan”). If Licensee has not launched any Licensed Product into any Channels of Distribution under the Brand by April 15, 2015, Licensor may give written notice of its intent to terminate this Agreement (the “Cure Notice”), following receipt of which Licensee shall be allowed an opportunity to cure this failure, and Licensee’s failure to launch within thirty (30) days following delivery of the Cure Notice shall cause a termination of this Agreement. The international segment of the Launch Plan will identify a new region or country within the Territory(ies) for distribution Licensed Products six (6) months (identification period) from the initial domestic launch date of April 15, 2015. Licensee will have eighteen (18) months to effect each launch into a new region or country within the Territory from the end of the identification period for each region or county within the Territory. Following each such 18 month roll out period, Licensee shall be permitted a further six months to identify new region or country within the Territory, and upon such identification, Licensee shall be permitted 18 months to effect this new launch. Licensee shall continue this rollout for each new region or country within the Territory during the Term of this Agreement..

3.3	Licensee will begin shipping of Licensed Products prior to April 15, 2015.

3.4	Licensee will utilize commercially reasonable efforts to cooperate with Licensor to develop cross merchandising strategies with other licensees of Licensor to capitalize on the success of the Licensed Marks and the Ireland IP.

3.5	Licensee will utilize commercially reasonable efforts to develop a strategic four year sales growth plan to reach or exceed the forecasted minimum net sales goals set forth in paragraph 3.7 below

3.6	Licensee agrees that all designs, images, sketches and names of Licensor and those which may be created by Licensor as a result of this Agreement for use on Licensed Marks proprietary to Licensor, and to the extent Licensee has any rights in such materials including all intellectual property in connection therewith, Licensee agrees to assign and does hereby assign to Licensor (or any person or entity designated by Licensor) all of its right, title and interest in and to such intellectual property. Except as so indicated nothing herein set forth shall be deemed to transfer or to grant any property interest in any trade designs, sketches, images, products, compounds, manufacturing processes, or other interests of Licensee independent of the Licensed Marks and Ireland IP to any of the products that Licensee markets or that it may in the future market, Licensor’s rights being limited to its Licensed Marks hereunder, and the Ireland IP.

3.7	Licensee will make commercially reasonable efforts to meet the following minimum totals of Net Sales of Licensed Products for the specified periods:

Period	Forecasted Minimum Net Sales
Contract Year 1	$1,500,000.00

Contract Year 2	$2,500,000.00

Contract Year 3	$3,750,000.00

Contract Year 4	$5,000,000.00

3.8	Notwithstanding anything herein to the contrary, should Licensee fail to meet the Minimum Net Sales in any given Contract Year, Licensee, shall nevertheless pay the minimum royalty required for that Contract Year.

3.9	Licensee will endeavor promptly to provide to Licensor any material trend or forecast or other industry information it obtains of a nature that may be requested by Licensor from time to time.

3.10	Licensee upon written request from Licensor agrees to become a member of Send Out Cards within 30 days of receipt thereof. Licensee will use Send Out Cards, or a comparable service, as a marketing tool to help communicate our Partnership and promote sales.

3.11	Licensee agrees to become a member and utilize salesforce.com or any similar web platform as may be utilized by Licensor from time to time as a means of conducting Brand business and coordinating with Licensor and other licensees.

3.12	Licensed Products bearing the “kathy ireland” mark may not be sold in the home improvement, drugstore, or food and grocery Channels of Distribution.

4     TERMS

4.1	The term of the license hereby granted shall commence effective the date on which both Parties have executed this Agreement (the “Effective Date”) and shall be effective through the end of the Initial Term, unless terminated sooner in accordance with the provisions hereof.

4.2	Licensee shall have an option to renew this Agreement for an additional term of up to four years and it shall be renewed, commencing on the first business day after the end of the Initial Term, only so long as the following conditions are met:
i)	This Agreement has not been terminated for any reason prior to the expiration of the Initial Term;

ii)	At least six (6) months prior the expiration of the Initial Term, Licensee tenders a written notice to Licensor of its intent to exercise the option to renew the Agreement (the “Extension Notice”);

iii)	Licensee is in material compliance with this Agreement, including but not limited to all Minimum Guaranteed Royalty requirements at the date of the Extension Notice and continuing through the expiration of the Initial Term; and,

iv)	By September 30, 2018, the Parties have agreed to Minimum Guaranteed Royalty for the renewal term.

4.3	The period during which the Agreement is in full force and effect including both the Initial Term and any extension thereof shall be the Term.

5     ROYALTY AND PAYMENT

5.1	In consideration of the grant hereunder, Licensee shall pay Licensor royalties in U.S. dollars at a rate of five percent (5%) of the Net Sales for all Licensed Products sold and collected under the Licensed Marks. Licensee further agrees to utilize commercially reasonable efforts to increase sales of the Licensed Products during each year of the Term. If any sales of Licensed Products are made in currencies aside from the U.S. dollar, then Royalty payments for those sales shall still be made in U.S. Dollars and shall be based on the equivalent amount in local currency calculated on the basis of the exchange rate or rates actually paid by Licensee less reasonable and customary bank fees and related exchange charges actually incurred by Licensee with respect to non-U.S currencies, as certified by Licensee’s independent auditing firm or other third party reasonably acceptable to Licensor.

5.2	In addition Licensor shall endeavor to utilize reasonable commercial efforts to introduce Licensee to established retail channels of distribution. If such introductions lead to additional sales, then in addition to the royalty payable under 5.1, Licensee shall pay Licensor an additional royalty of one percent (1%) of Net Sales received by, or derived from any new retail customer that Licensor brings to Licensee that is not a current or former customer of Licensee.

5.3	Licensee’s Royalty obligation shall accrue upon and be paid wholly from the receipt of revenue from all sales or distributions of Licensed Products. Licensee’s Royalty obligation for sales shall accrue upon the sale of each Licensed Product, payable following the time of collection by Licensee and pursuant to Section 1.9 above. Such an item shall be considered “sold” when it is billed, invoiced, delivered, transferred to a customer or shipped, whichever occurs first. If Licensee distributes or sells any Licensed Product to any affiliated or related party, other than any sale or distribution to Licensor, at an amount that is less than Licensee’s lowest wholesale price charged in arms-length sales to other parties, the Royalty shall be computed at Licensee’s lowest wholesale price charged in like arms-length sales to non-affiliated third parties.

5.4	If the payment of funds to Licensor in any country is blocked from export out of any country in the Manufacturing Territory (“Blocked Funds”), such payment either may be held by Licensee, or, at the election of Licensor, deposited in an interest-bearing escrow banking or other interest-bearing escrow account, in Licensee’s name on behalf of Licensor in the blocking country (if permitted by local law) or may be removed from such country and paid to Licensor, subject to whatever restrictions, limitations, and/or taxes may be imposed by the government of such county upon such Blocked Funds. In the event of any such blockage, Licensor and Licensee shall cooperate in seeking an equitable solution. If no such solution is attained in 90 days Licensor may require Licensee to, or Licensee may voluntarily upon notice to Licensor, terminate Licensee’s marketing and sale of Licensed Products in such blocked country, and this Agreement shall be deemed amended accordingly.

5.5	Within fifteen (15) business days after the end of each month, Licensee shall furnish to Licensor a complete sales and royalty report certified to be accurate by the Chief Financial Officer of Licensee or by some other authorized designee of Licensee showing the number, description, and Net Sales Price of the Licensed Products distributed and/or sold by Licensee during the preceding month, as well as the number of Licensed Products in inventory at the beginning and end of the month. For this purpose, Licensee shall use the approved report form attached hereto as Exhibit E and incorporated by reference herein. Such report shall be furnished to Licensor whether or not any of the Licensed Products have been sold during the preceding month. Licensee shall tender both hard copy sales and royalty report and sales in royalty report in Excel spreadsheet format to Licensor. A Sales and Royalty report including amounts collected will be furnished separately for each brand listed in Exhibit A in Excel spreadsheet format to the Licensor and sent to:

Erik Sterling and Financial Committee

P.O. Box 1410

Rancho Mirage, CA 92270

Via Email: esterling@sterlingwinters.com and

FinancialCommittee@sterlingwinters.com

5.6	The receipt or acceptance by Licensor of any of the reports furnished by Licensee pursuant to this Agreement or of any royalties paid by Licensee hereunder (or the cashing of any royalty checks paid by Licensee hereunder) shall not preclude Licensor from questioning the accuracy thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such reports or payments, any inconsistency, mistake, or inaccuracy shall immediately be rectified, and any appropriate payment due and owing shall immediately be paid by Licensee to Licensor.

5.7	At the time Licensee delivers the above-referenced royalty reports to Licensor, Licensee shall pay all royalties due and owing directly to Licensor as indicated in the sales and royalty report for the month in which earned and collected. Unless otherwise instructed by Licensor, all payments required by this agreement, shall be sent via wire transfer to the account indicated below, or to any other account designated in writing by Licensor. Licensee will send separate wires and reports for each Brand.

If to: Licensor:

kathy ireland Worldwide, Inc.

2000 Avenue of the Stars, Suite 210

Los Angeles, CA 90067

Comerica Bank

Domestic Wire - Routing #121137522

Account Name: kathy ireland Worldwide

Account #: 1891-935809

5.8	Licensee shall pay Licensor the following Minimum Guaranteed Royalties on the schedule set out below:

Time Period	Minimum Guaranteed Royalty Payment	Payment Due Bate
Contract Year 1	$100,000.00	45 days after quarter end
Contract Year 2	$150,000.00	45 days after quarter end
Contract Year 3	$200,000.00	45 days after quarter end
Contract Year 4	$250,000.00	45 days after quarter end

Notwithstanding the foregoing, the Royalty on that portion of Net Sales which exceeds (i) $2,000,000 but is no greater than $5,000,000 in Contract Year 1, (ii) $3,000,000 but is no greater than $10,000,000 in Contract Year 2, (iii) $4,000,000 but is no greater than $15,000,000 in Contract Year 3 and (iv) $5,000,000 but is no greater than $20,000,000 in Contract Year 4, shall be 4% of any such excess annual sales amounts. In addition, the Royalty on that portion of Net Sales which exceeds (i) $5,000,000 in Contract Year 1, (ii) $10,000,000 in Contract Year 2, (iii) $15,000,000 in Contract Year 3 and (iv) $20,000,000 in Contract Year 4, shall be 4.25% on any such excess annual sales amounts.

5.9	Minimum Guaranteed Royalty payments shall only be credited towards Royalties in the Contract Year for which they apply (i.e., Licensee receives credit towards Royalties for the Minimum Guaranteed Royalty payment made in that particular Contract Year). Credits for Minimum Guaranteed Royalty payments do not carry over into prior or subsequent Contract Years. The Parties understand and agree that each payment, whether it is a Royalty or the Minimum Guaranteed Royalty amounts as set forth above, is a separate and independent obligation. The minimum royalty for Contract Years 5 through 8 will adhere to the same minimum guarantee royalty payment escalation schedules as in previous years.

5.10	Any amount (i.e., Royalties, Minimum Guaranteed Royalties, Brand Participation Fees, and other payments due hereunder) not paid to Licensor within fifteen days of when due under this Agreement shall bear a late payment charge on the unpaid balance at the rate of 1.5% per month, or the maximum amount permitted by law, whichever is less.

5.11	In addition to the payments above, Licensee shall pay Licensor the following brand participation fees (the “Brand Participation Fee”) on the following calendar year dates for the purpose of general advertising, good will and promotion of the overall kathy ireland brand (not limited solely to the Licensed Products produced by Licensee under this Agreement, but the for benefit of the entire kathy ireland brand line of products):

Year 1: $350,000.00 due on the Effective Date (of which $150,000, the prior deposited receipt of which is hereby acknowledged, leaving a balance of $200,000 payable) including fees due for photo sessions as required under paragraph 14.1 below.

Year 2: $50,000 due on first anniversary of contract Effective Date.

Year 3: $50,000 due on the second anniversary of contract Effective Date.

Year 4: $50,000 due on the third anniversary of contract Effective Date. One percent (1%) of the total gross sales of Licensed Products in Year 3.

These payments will continue in Contract Years 5 through 8 in the same manner as determined above.

6     ACCOUNTING

6.1	Licensee shall keep accurate books of account and records covering all transactions relating to the license hereby granted, and Licensor and its duly authorized representatives shall have the right after giving reasonable notice at all reasonable business hours of a general day of business to an examination of said books of account and records relating to Licensee’s performance under the Agreement, and of all other documents and materials in the possession or under the control of Licensee including its affiliated, associated, or subsidiary companies or agents, which reasonably and directly relate to the subject matter and terms of this Agreement, and shall have free and full access thereto for said purposes and for the purpose of making extracts therefrom. Upon request of Licensor, Licensee shall furnish to Licensor a detailed statement by an independent certified public accountant showing the number, description, and Net Sales of the Licensed Products covered by this Agreement distributed and/or sold by Licensee to the date of Licensor’s demand. All books of account and records shall be kept available for no less than seven (7) years.

6.2	Within seventy five days after the close of each calendar year or, if applicable, five business days after the parent of Licensee may deliver its report on its annual sales as filed with the United States Securities and Exchange Commission, whichever is later, during the Term or any renewal thereof, Licensee shall furnish to Licensor an updated audited financial statement for the preceding calendar year or such other financial information as may be reasonably requested by Licensor.

6.3	Each calendar year in which this contract is in effect, and once after expiration or termination of this Agreement, Licensor shall be entitled to an independent audit of and be given access to Licensee’s account books, records, invoices and other pertinent data relating to Licensee’s performance under this Agreement during the prior contract year (“Licensor’s Performance Audit”) by a certified public accountant or qualified auditor designated by Licensor. Licensor’s Performance Audit shall be conducted to determine, inter alia, Licensee’s accounting reports and sales of Licensed Products, as well as all Returns and Trade Discounts, and shall be conducted during normal business hours at Licensee’s business office or location of such files and records. The cost of Licensor’s Performance Audit shall be borne by Licensor unless the audit reveals that Licensee understated sales and or royalties of Licensed Products by more than five percent (5%), in which case Licensee may be required to pay the actual reasonable costs of such audit together with any outstanding balance revealed to be payable by such audit. Notwithstanding the foregoing, should Licensee, or if applicable its parent be engaged in or otherwise in the midst of completing audited financial statements and other year-end documents needed to be filed with a federal or state regulatory agency, Licensor shall cooperate with Licensee in deferring commencement of Licensor’s Performance Audit. In the event that there arises a discrepancy between Licensor’s Performance Audit and the financial statements reported on by the independent registered accounting firm retained by Licensee or its parent the matter shall be submitted to arbitration in accord with the provision of Section 36 below.

6.4	Licensor’s exercise in whole or in part inspect records or accounts, Licensor’s acceptance of any statement or statements from, or the receipt our acceptance by Licensor of any payment tendered by or on behalf of, Licensee, shall be without prejudice to Licensor’s rights or remedies permitted by this Agreement or as a matter of equity of law, and shall not preclude or prevent Licensor thereafter disputing the accuracy of any such statement or payment.

7     QUALITY ASSURANCE

7.1	Licensee acknowledges the good reputation of Ms. Ireland, and further acknowledges that all Licensed Products manufactured, distributed, and/or sold by Licensee will enhance the reputation and recognition of Ms. Ireland to the mutual benefit of the Parties. The quality of the Licensed Products shall be consistent with or exceed the average of similar products manufactured, distributed, and/or sold by Licensee, shall serve to enhance Brand recognition of the Licensed Products to the mutual benefit of the Parties, and shall be generally suitable for the use for which they are intended.

7.2	All Licensed Products developed, manufactured and sold hereunder, and all labels, hang tags, packaging, catalogs, brochures, publications, printed matter, advertising, signs, promotional displays, websites, web pages, video and sound recordings, online social media pages (hereinafter the ‘‘Promotional Materials”) and other forms of publicity material for the Licensed Products, shall be subject to Licensor’s written approval in advance of use, distribution, marketing or sale. Without cost to Licensor, Licensee shall submit to Licensor for its inspection and approval, at least three (3) samples of each Licensed Product, sign, promotional display, label, hang tag, packaging, catalog, brochure, publication, printed matter, advertising, video and sound recording, and other forms of publicity material including but not limited to website and online social network pages for the Licensed Products depicting the Licensed Marks (hereinafter the “Samples”), prior to any use, marketing, advertising, sale or other distribution to the public. In lieu of submitting three (3) samples of the Promotional Materials under this Paragraph 7.2, Licensee may submit either a computer diskette or e-mail attachment containing a depiction of one (1) sample for Licensor’s inspection and approval. Licensor’s representative, or any duly authorized representative of Licensor designated by it in writing, shall have ten (10) days from Licensee’s delivery to Licensor of the Samples to approve or reject in writing such Samples. If any such time period lapses without Licensee receiving express written approval or rejection of the supplied samples, the samples will be deemed approved by Licensor, provided that copies of all correspondence accompanying the samples are submitted or sent to Licensor’s counsel in accordance with the notice provisions of Section 24. Licensee shall not manufacture, distribute, market and/or sell any Licensed Product, or Promotional Material depicting or incorporating the Licensed Marks until Licensee has received Licensor’s written approval of the Sample, provided that Licensor shall respond promptly and that such approval shall not be unreasonably withheld. In the event of a disapproval the Parties shall collaborate in making requested constructive changes that are being reasonably requested. Once Licensor approves a Sample under the terms herein, that Sample will be deemed approved for all uses unless it is materially modified. From time to time after Licensee has commenced selling the Licensed Products, and upon Licensor’s request, Licensee shall furnish without cost to Licensor a minimum of two (2) additional random samples of each Licensed Product being manufactured and sold by Licensee hereunder (and, if requested, detailed photographs, descriptions, and/or videos of the Licensed Product(s), together with the related materials, if any, used in connection therewith.

7.3	All materials submitted for approval to Licensor in a language other than English will be accompanied by a complete and accurate English translation.

7.4	In addition to the standards required above, Licensee acknowledges the great value of the goodwill associated with Ms. Ireland and the Licensed Marks and the worldwide recognition thereof, and Licensee agrees that it will not use the Licensed Marks in any manner which, directly or indirectly, would demean, ridicule or otherwise tarnish the reputation or image of Licensor, Ms. Ireland or the Licensed Marks. Without limiting the foregoing, (i) all Licensed Products shall in all respects be manufactured, marketed and distributed in a manner consistent with the high quality standards and image of Licensor, and (ii) Licensee shall not permit the manufacture, marketing or distribution of any Licensed Product that represents, depicts or promotes (a) the glorification of violence, including but not limited to any representations of gang- or terrorist-related imagery, firearms or explosive devices, (b) sexual activities, including but not limited to any representations of body parts or sex toys, (c) religious beliefs, including but not limited to any religious iconography or any image commonly associated with any religious organization or cult, (d) any political content or (e) tobacco, alcohol or drug use.

7.5	Should any Licensed Product fail to meet the quality standards established by this Section, or fail to be manufactured, sold, and/or distributed in accordance with the same or higher quality standards and all applicable federal, state, and local laws, or industry standards, or be subject to recall by any government or industry organization, except as provided herein, the offending products may be removed from distribution and sale as Licensed Products following notice as set forth below in this paragraph, and Licensor thereafter shall have the right to remove that product from the list of Licensed Products. If any such condition or circumstance shall occur then within thirty (30) days following receipt of written notice thereof, then if such conditions or circumstances are not substantially corrected, Licensor shall have the option to remove the offending product from the list of Licensed Products under this Agreement in its sole discretion.

7.6	Licensee, from time to time, shall have the right to sell goods deemed irregulars and second quality as instructed by Licensor under the same royalty conditions as set out in Section 5.1 above. Licensee may sell such seconds in a way which shall not reduce the value of the Licensed Mark(s) or detract from Licensors or Ms. Ireland’s reputation and shall obtain the written approval of Licensor with respect to the terms and method of such disposal. The percentage of “seconds” of any Licensed Products which may be disposed of in any given year pursuant to this section shall not, in any event, exceed five (5%) percent of the total number of units of that particular licensed product distributed or sold by Licensee in that year.

7.7	If any retail customer of Licensee notifies Licensee or claims to Licensee that there is a significant quality issue with any Licensed Products sold to it by Licensee, Licensee shall notify Licensor in writing of such alleged quality issues within five business days of being notified by the retailer customer involved.

7.8	From time to time, Licensor shall notify Licensee of consumer quality issues received by Licensor by Licensor’s “kathyireland.com” website. Licensee shall reply back to applicable consumers within seven business days of its receipt of the issues from kathyireland.com.

7.9	Licensor will have the right to purchase products from the Licensee at cost for personal use, wear testing, giveaways, and other promotional uses, all of which uses the parties anticipate will not exceed $100,000 per year of Licensed Products determined by reference to Licensee’s suggested retail prices. Products purchased hereunder shall not be for commercial resale.

7.10	Licensor shall have the right to inspect Licensee’s manufacturing premises for the sole purpose of ensuring that Licensed Marks and the quality of the Licensed Products are satisfactory. Licensee will permit a duly authorized representative of Licensor to perform such inspection during normal business hours upon reasonable notice for the purpose of ascertaining or determining compliance with this provision. Licensor will notify Licensee at least five (5) Days in advance of any requested inspection date. All communication, verbal and written, will be conducted through Licensee during the Term of this License Agreement and for a period of three years thereafter. All information regarding the manufacturer is considered to be valuable and therefore confidential between Licensee and Licensor.

8     DISPLAY OF MERCHANDISE

8.1	Licensee agrees to maintain space in its showroom located in various high traffic locations and dedicated to display of the Licensed Products under the Brand. Licensee further agrees that the Licensed Products shall be displayed at Licensee’s showroom in the most favorable manner possible to enhance the recognition of the Brand and the Licensed Products to the mutual benefit of the Parties. The display of the Licensed Products shall be subject to the written approval of Licensor prior to any display thereof.

8.2	All signage related to the Licensed Products shall be maintained, cleaned, updated, and replaced regularly so that the signage maintains a fresh appearance to enhance the Brand recognition of the Licensed Products to the mutual benefit of the Parties. The Parties agree to have meaningful consultation as to the design and placement of all signage. Licensor shall approve all signage in writing prior to any use thereof.

8.3	Licensee may display and offer the Licensed Products on its own company or business web page/site in a manner, which makes the Licensed Products distinctive and enhances the recognition of the Brand and the Licensed Products to the mutual benefit of the Parties. Products other than Licensed Products bearing the Licensed Marks may be displayed on the web page/site only with the written approval of Licensor. Licensee shall provide a link from its web page/site to Licensor’s web page/site. In addition, Licensor’s right to approve any display of the Licensed Products bearing the Licensed Marks on Licensee’s web page/site in writing prior to any display or use thereof, and which shall not be unreasonably withheld and if following two business days after giving notice thereof. Licensor shall also have the right to approve the content, look and feel of the Licensed Products on the webpage/site. Licensee shall establish its web page/site within forty-five (45) days of the Effective Date of this Agreement and shall update its web page/site as needed on a monthly basis.

8.4	Licensee shall not supply Licensed Products to television channels or other channels that are expressly excluded from the Channels of Distribution under this License as defined in Exhibit B. From time to time, in its sole discretion, Licensor may seek opportunities for distribution of the Brand through certain electronic channels of distribution not set forth on Exhibit B, and in that event, Licensee shall assist in such efforts as may be reasonably requested by Licensor, however, Licensor is in no way bound to seek such opportunities.

9     LABELING

9.1	Licensee agrees that it will cause to appear on or within each Licensed Product manufactured, sold, and/or distributed under this Agreement and on or within all advertising, marketing, promotional, or display material bearing the Licensed Marks, the appropriate trademark and copyright notices, markings, and/or designations, and/or any other notice requested by Licensor. Each Licensed Product that is distributed and/or sold in a carton, container, packing and/or wrapping material bearing the Licensed Marks, shall have such notices appear upon the said carton, container, packing, and/or wrapping material.

9.2	Licensee further agrees that on all descriptive and marketing materials for the Licensed Products, a licensing statement inclusive of Licensor’s web page/site address, and a mission statement, both subject to Licensor’s approval which shall not be unreasonably withheld, and shall appear during the term of this Agreement and any renewal or extension thereof provided that such approvals or disapprovals shall be delivered to Licensee within seven(7) business days following request and if not so delivered shall be deemed approved. A true and correct copy of the licensing statement and mission statement approved by Licensor is set forth in Exhibit F attached hereto and incorporated by reference herein. Licensor reserves the right to modify, supplement, and/or alter the licensing statement or mission statement in its sole discretion and upon reasonable notice to Licensee. Each Related Material containing any such statements or Licensed Marks, as well as all advertising, marketing, promotional, and/or display material which reference the Licensed Marks and/or relate to the Licensed Products, shall be submitted to Licensor for its approval prior to any use by Licensee provided that such approvals or disapprovals shall be delivered to Licensee within seven (7) business days following request and if not so delivered shall be deemed approved.

9.3	The Parties further agree that should any of the Licensed Products be manufactured, distributed, or sold without the appropriate or requested trademark and copyright notices, markings, and/or designations, in addition to any other rights it may have, Licensor may demand the removal of the offending product from distribution and sale, and may remove that product from the list of Licensed Products. In that event any such product may be re-labeled and packaged to have a different look from the prior version of the product.

10     PROMOTIONAL MATERIAL

10.1	Licensee is required to provide reasonable advertising and promotional support for the Licensed Products bearing the Licensed Marks each Contract Year including, but not limited to, the following:

a.	Licensee will budget on an annual basis not less than fifteen percent (15%) of its corporate resources attributed to the Brand to design, market, present and sell the Licensed Products under the Brand.

b.	Licensee will budget not less than seventy percent (70%) of the ratio of sales of all Licensed Products to all sales of Licensee to the ratio its annual media-advertising budget for the Licensed Products to all products sold by Licensee.

c.	Licensee will run full-page advertising in trade publications including, but not limited to, InStyle, Vanity Fair, Vogue, American Academy of Dermatology, American Society of Plastic Surgeons to provide retail recognition for the Brand in the Physician, spa and retail marketplaces.

d.	Any print advertisements for the Licensed Products under the Brand shall be full-page advertisements. In the event that a print advertisement of less than a full page is published, Licensee agrees to buy two (2) full page advertisements in the next issue of the publication, and if no next issue then in a comparable publication, as well as publishing online advertising in a manner to be agreed between the parties.

e.	Licensee will use reasonable commercial efforts to convey to the market that other than products being sold under NuGene Pharma or similar labels, it has converted all Licensed Products to the Brand, including but not limited to answering its telephones by stating the Brand, and placing signage depicting the Brand prominently and in the first position at Licensee’s corporate offices and showrooms and exhibition space, and on Licensee’s corporate stationery, point of sale and other marketing materials.

f.	Licensee will use reasonable commercial efforts to convey to the markets in which Licensee distributes the Licensed Products that it is a licensee of the Brand, and these efforts shall include but not be limited to placing signage depicting the Brand prominently at Licensee’s corporate offices and showrooms, and shall also have prominence on Licensee’s corporate stationery, point of sale, marketing and other materials.

g.	Carton/box marking denoting Brand.

h.	Custom Brand hangtags for each Licensed Product.

i.	Point of purchase easels supplied to dealers.

j. Point of purchase banners, mobiles and signage supplied to dealers as needed for display set-up.

k. Licensee will use contacts in marketplace to gain product placement with key customers.

1.	Licensee will merchandise the Licensed Products to motivate customers to build the Brand within stores, including opening order discount co-op advertising and promotional discounts as needed to properly promote the Licensed Products.

m. Licensee will make reasonable efforts to assure adequate public relations and press coverage of the Brand within the trade.

n. Web-Based sales training programs for Brand dealers, to extent reasonably applicable or commercially productive..

o. Sales event support and display set-up assistance as reasonably required.

p. Custom catalog inserts, lithographs, tear sheets and brochures supporting the Licensed Products under the Brand.

q. Editorial content for use on kathyireland.com.

10.2	No advertising, marketing, promotional, and display materials, or other artwork shall be used without prior written approval by Licensor, provided that such approvals or disapprovals shall be delivered to Licensee in writing within seven business days following request and if not so delivered shall be deemed approved. The Parties further agree that all new artwork and designs jointly created by Licensee and Licensor for the Licensed Marks shall be produced under appropriate “work for hire” provisions, or are hereby assigned to and shall remain the property of Licensor, notwithstanding their joint creation by Licensee and Licensor. Licensee shall ensure that, prior to its utilizing any non-employees to create advertising, marketing, promotional, and display materials or other artwork, advertising copy, and/or other copyrightable materials related to the Licensed Marks, such persons or entities shall have executed the necessary valid agreements to convey the ownership and copyrights to these items to Licensor.

10.3	Licensee agrees not to offer for sale, advertise, publicize, market, or otherwise promote any of the Licensed Products in any manner whatsoever, including without limitation print media, radio, television, cable, internet, or other multi-media, without the prior written approval of Licensor, which approval shall not be unreasonably withheld and provided further that such approvals or disapprovals shall be delivered to Licensee in writing within seven (7) business days following request and if not so delivered shall be deemed approved, however, notwithstanding the foregoing Licensee shall be allowed to issue press releases made in the ordinary course of business, and in which descriptions of the License and Licensed Products are generally referenced, upon notice delivered not later than two business days prior to the release for publication of such items consistent with the provisions of paragraph 12.1 below.

10.4	The Parties further agree that in the event Licensor elects to pay for or to otherwise make a voluntary financial contribution to produce any advertising, marketing, promotional, and/or display materials of any kind, including without limitation print media, radio, television, cable, internet, or other multi-media, in connection with the Licensed Products, Licensor shall consult with Licensee but nevertheless shall have unfettered discretion to do so.

11 BRAND MANAGER

11.1	Licensee agrees to establish and fill a position of Brand Manager to work with Licensor to facilitate the merchandising, promotion and public relations, development, assortment, quality, and design of the Licensed Products. The choice of individual to fill the position of Brand Manager shall be subject to the prior written approval of Licensor, provided that such approval or disapproval shall be delivered to Licensee within seven business days following request, shall not be unreasonably withheld, and if not so delivered then the choice of Brand Manager for Licensee shall be deemed approved. Said Brand Manager (or approved substitute or replacement therefor) shall perform his/her/their duties during the term of this Agreement, and any renewal or extension thereof, and shall cooperate with Licensor to maximize the opportunities for brand development and/or brand recognition of the Licensed Products to the mutual benefit of the Parties. Brand Manager’s services will be in mutual cooperation with Licensor to achieve the common goals of the Brand. Licensor acknowledges that the Brand Manager will coordinate with specific departments inside Licensee to carry out the business under this Agreement, and that the Brand Manager will have other duties tasked to them by Licensee.

11.2	Licensor may periodically hold a Brand Summit for attendance of representatives of its licensees.

12 CONSULTATION

12.1	Licensor and Licensee agree to have meaningful consultation with each other regularly throughout the term of this Agreement and any renewal or extension thereof. The Parties agree that the purpose of the consultation will be to discuss methods and strategies to develop, promote, and expand the kathy ireland brand and image for the mutual benefit of Licensor, Licensee and Licensee’s customers. To attain this mutual goal of the Parties, Licensor, or its designees, agrees to meet in person from time to time as may be reasonably appropriate throughout the calendar year, in conformity with mutually agreed upon schedules, with Licensee, or its designees, to discuss merchandise, marketing, showroom and advertising plans and to solicit input and ideas from Licensor or its designees. Licensor acknowledges that Licensee or a parent of Licensee may be required or may deem it appropriate to issue press releases relating to periodic developments and Licensor agrees that it will either approve or disapprove any such press release containing references to the Licensed Products, Licensed Marks or to Ms. Kathy Ireland, provided that (1) Licensor shall deliver its suggestions, corrections or other comments to Licensee regarding the press release within one business day of receipt,(2) both Licensor and Licensee shall diligently thereafter work together to assure a final version of the press release within the next business following submission to Licensor, and (3) if Licensee has made the requested corrections or changes agreed upon or if not otherwise disapproved in writing shall be deemed approved at the end of two business days following the initial submission thereof by Licensee. Any disapproval from Licensor shall be accompanied by good constructive requests for changes to be made in order for approvals to be given.

12.2	Ms. Ireland is the Chief Designer of the Brand. In addition to the services provided by Brand Manager, Licensor hereby designates Jason Winters and Jon Carrasco to serve as liaison with Licensee. Licensor may designate additional members of the kathy ireland Worldwide team to serve as its liaison with Licensee. Licensor reserves the right to change, modify, supplement, and/or alter this designation in any way and at any time in its sole and unfettered discretion.

12.3	The Parties further agree that Licensor may from time to time recommend sub-contractors, vendors, and/or manufacturers to Licensee that Licensee will consider in good faith. Licensee will use commercially reasonable efforts to use the sub-contractors, vendors, and/or manufacturers suggested by Licensor.

13 TRADE SHOWS

13.1	Licensor agrees to make Ms. Ireland available for two personal appearances at trade shows or other Licensee sponsored events that promote Licensee and the Licensed Products (each a “Trade Show Event”) in the United States on behalf of Licensee during each twelve (12) month period this Agreement is in effect. Licensee may also request that Ms Ireland make at least one appearance in an important foreign market in connection with a public launch or distribution of Licensed Products, which Licensee as of the date of this Agreement anticipates is likely to be in Dubai. Requests for such appearances shall be made not less than five (5) weeks prior to the desired appearance and shall be subject to Ms. Ireland’s pre-existing personal and professional commitments and approval. Each Trade Show Event will occur at a single location and Ms. Ireland shall not be obligated to appear for more than (90) ninety consecutive minutes per Event (unless approved by Licensor in its sole discretion). Licensee shall not promote in any manner any Trade Show Event as an autograph show.

13.2	All travel, lodging, meals, and related incidental expenses incurred by Ms. Ireland and by all traveling companions she reasonably requires for the personal appearances provided under this Section shall be paid by Licensee. Ms. Ireland and the traveling companions she reasonably requires shall either travel via private plane or first class air and with portal-to-portal SUV ground transportation. If private plane travel is used, Licensee shall pay the round trip fuel costs and landing fees for the relevant flight, and if airline travel is used, then Licensee shall pay for first class air travel. Ms. Ireland and the traveling companions she reasonably requires shall be lodged in first class hotel accommodations, and each shall be provided with all meals in connection with such appearances. Where any appearance is for the benefit of multiple licensees, Licensee’s portion of expenses shall be the relative percentage of such expenses based upon the number of other licensees involved. Licensor and Licensee acknowledge that it will be appropriate to establish a budget in advance of any such travel that is mutually acceptable and takes into account Ms Ireland's comfort, support and other reasonable needs and those of her travelling companions.

13.3	Licensee initially to provide no later than December 5, 2014 and annually thereafter during each November, via email to Licensor, a list of trade shows that representatives of Licensee will be attending the following year. Email address: partners@sterlingwinters.com.

14 PHOTO SESSIONS

14.1	Licensor shall make Ms. Ireland available to participate in at least one photo session each year during the term of this Agreement at a mutually acceptable time and place in California featuring Ms. Ireland with Licensed Products, under the Brand. These photo sessions shall be scheduled at Ms. Ireland’s convenience upon not less than five (5) weeks’ prior notice subject to her reasonable approval and pre-existing personal and professional commitments. The photo sessions may not exceed ten (10) hours in length (including hair, make-up, wardrobe, rest periods. Licensee expects within these photo sessions also to arrange for video and audio recordings that will allow Licensee promotional uses which may include: (i) short radio advertisements on Bloomberg and other radio outlets, (ii) a general website video, and marketing video and (iii) advertisements and messages suitable for promoting the Licensed Products.

14.2	In addition to any other sums payable hereunder, Licensee shall pay to Licensor on execution of this Agreement the sum of $50,000 as payment in full for the services rendered under this section, which amount is included within the sum required to be paid under paragraph 5.11 for Contract Year 1, and the same amount on the commencement of each Contract Year following the First Contract Year. The Parties agree that Licensor shall have the right to produce and/or manage any such photo session in all respects. Any amount paid under this Section shall not be included in the calculation of royalties pursuant to Section 5, or Brand Participation Fees pursuant to Section 5.11. Licensor shall approve and deliver to Licensee fully completed photo and audio results of photo sessions, within forty five (45) days following the date on which the photo session was conducted, suitable for immediate commercial use by Licensee.

14.3	The photographs resulting from any photo session(s) shall be contracted for under “work for hire” provisions and all rights, including without limitation copyright, to the photos, negatives, and any other tangible materials bearing Ms. Ireland’s image, Ireland IP or relating to said photo session(s), shall be the property of Licensor and are hereby assigned to Licensor. If Licensee uses a photographic service of anyone other than its employees, Licensee shall obtain written assignments to the Licensor of all copyright and other rights in any photographs, negatives, or any other materials bearing Ms. Ireland’s image. All photographs of Ms. Ireland, which the Licensee desires to use, shall be submitted to Licensor for its absolute written approval prior to any use thereof provided that such approvals or disapprovals shall be delivered to Licensee within seven (7) business days following request and if not so delivered shall be deemed approved. This shall include the approval of all final retouched versions of the photos as well as the specific negatives, which might be used.

14.4	All travel, lodging, meals, and related incidental expenses incurred by Ms. Ireland or her designee and by all traveling companions she reasonably requires for the photo session(s) provided under this Section shall be paid by Licensee, but Licensor shall endeavor to provide no later than two business days prior thereto a reasonable estimate or budget for such costs. Ms. Ireland or her designee and the traveling companions she reasonably requires shall travel either by private plane or via first class air and with portal-to-portal SUV ground transportation. If private plane travel is used, Licensee shall pay the round trip fuel costs and landing fees for the relevant flight, and if airline travel is used, then Licensee shall pay for first class air travel. Ms. Ireland or her designee and the traveling companions she reasonably requires shall be lodged in first class hotel accommodations, and each shall be provided with all meals in connection with such photo session(s).

15. RECORDING & FILMING

15.	Except as provided herein, under no circumstance shall any recording be made by Licensee in any manner whatsoever, whether on video or audio tape, film, celluloid, and/or by any other means possible, of Ms. Ireland in connection with any appearance provided under this Agreement, including without limitation all personal appearances and photo sessions, without the prior written approval of Licensor. Should Licensor approve any such recording of any appearance by Ms. Ireland in connection herewith, said recording shall be contracted for under “work for hire” provisions and all rights, including the copyright, related to said recording of Ms. Ireland, shall belong solely to Licensor and are hereby assigned to Licensor. If Licensee uses the services of anyone other than its employees to make any such recording, Licensee shall obtain written assignments to Licensor of all copyright and other rights in any recordings, negatives, or any other materials bearing Ms. Ireland’s image and/or voice. It is further agreed that any such recording of Ms. Ireland, which Licensee desires to use for any purpose whatsoever, shall be submitted to Licensor for its absolute written approval prior to any use thereof. In addition to approving the recording itself, the intended use must also be approved in writing by Licensor prior to any use thereof. Licensee further agrees to pay Ms. Ireland’s Screen Actors Guild union costs that are attributable to her in direct connection with her work for or with Licensee and her paid broadcasts in any media.

16 GOOD WILL

16.1	Licensee recognizes the great value of the good will associated with the Licensed Marks and acknowledges that the Licensed Marks are distinct and all rights therein and good will pertaining thereto belong exclusively to Licensor, and that the Licensed Marks have a secondary meaning in the mind of the public.

16.2	Licensee consistent with its general operations will take all commercially reasonable steps to enhance the reputation of Ms. Ireland and the good will associated with the Licensed Marks, and will not intentionally do harm thereto at any time.

17 LICENSOR’S RIGHTS

17.1	Nothing in this Agreement shall be construed to prevent Licensor from granting any other license for the use of the Licensed Marks or from utilizing the Licensed Marks in any manner whatsoever, except that Licensor will not maintain or grant any other License or otherwise utilize Licensed Marks in any manner for products marketed by any non-Licensee that competes with and/or age defying products with biologically active or biologically derived ingredients.

17.2	Licensee agrees that rights not specifically granted to Licensee are reserved by Licensor and may be used by Licensor without limitation, provided that except as specifically described, nothing herein shall impinge on or grant Licensor any rights to Licensee’s IP.

17.3	Licensee agrees to furnish any Licensed Product requested by Licensor, Ms. Ireland, or Sterling/Winters Company, at manufacturer’s cost; provided, however, that any Licensed Product provided by Licensee under Section 7 shall be at no charge.

17.4	Any approval by Licensor hereunder shall not constitute waiver of Licensor’s rights or Licensee’s duties under any provision of the License Agreement.

17.5	Licensor agrees that all patents, applications for patents, formulations, ingredients in products, trademarks, copyrights, service marks, Internet domain names and social media user/screen names of Licensee, and the like, that have been used in the past, and are being presently used, are all Licensee’s IP and shall remain in ownership of Licensee. Future formulations, patents, applications for patents, scientific inventions and discoveries of new products, are also Licensee's IP and shall remain the sole property of Licensee.

17.6	Licensor will not hold, or grant any endorsement or similar license to any competitive brand or product line that is or will be in competition with any of Licensed Products.

17.7	Nothing herein set forth shall prohibit or prevent Licensee from obtaining any necessary, needed or otherwise appropriate trademark, copyright, registration, trade dress, service mark, logo, or other appropriate protection of Licensee's intellectual property or products in a timely manner including but not limited to filing actions or defending against the infringements of others.

18 PROTECTION OF LICENSOR’S RIGHTS;

PROTECTION OF LICENSEE’S RIGHTS

18.1	Licensee agrees that during the term of this Agreement, or thereafter, it will not register or attempt to register any of the Licensed Marks, nor will Licensee form or incorporate any entity under a name that includes the Licensed Marks. Licensee will not attack the title or any rights of Licensor in and to the Licensed Marks or the Licensed Products or attack the validity of this Agreement and further acknowledges the goodwill inherent to the Licensed Marks.

18.2	Licensee recognizes the great value of the goodwill that is associated with the trademarks, service marks, copyrights, Internet domain names and social media user/screen names in the Licensed Marks, and Licensee acknowledges that, as between the Parties, such goodwill in the Licensed Marks is owned exclusively by Licensor and any goodwill created for the Licensed Marks, by Licensee’s use of the Licensed Marks shall inure to Licensor’s benefit. Licensee further acknowledges that, as between the Parties, all right, title and interest in and to the trademarks, service marks, copyrights, Internet domain names and social media user/screen names in and of the Licensed Marks are owned exclusively by Licensor. Licensee shall not challenge or contest Licensor’s ownership of the trademarks, service marks, copyrights, Internet domain names and social media user/screen names in the Licensed Marks, or their validity, or the validity of the license granted by this License Agreement. Any trademarks, service marks, copyrights, Internet domain names and social media user/screen names of Licensee, including without limitation its patents and applications for patents (collectively "Licensee's IP"), or the validity of Licensee’s IP, shall at all times remain those of the Licensee and Licensor shall not challenge or contest Licensee's ownership of Licensee’s IP.

18.3	Licensee further agrees to cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor’s rights in and to the Licensed Marks. In the event there has not been a previous registration of any Licensed Mark and/or any material relating thereto for a particular Licensed Product, Licensor may register and maintain, at its Licensee’s expense, trademarks and/or service marks in the appropriate class(es) and/or copyrights in the name of Licensor. Licensee is not permitted to register any copyright, trademark, and/or service mark on behalf of Licensor. It is further agreed that nothing contained in this Agreement, and no act or omission by Licensor and/or by Licensee shall be construed as an assignment or grant to Licensee of any right, title, or interest in or to the Licensed Marks, it being understood that all rights relating thereto are reserved by Licensor, except for the license hereunder to Licensee of the right to use and utilize the Licensed Marks only as specifically and expressly provided in this Agreement. It is further agreed that nothing contained in this Agreement, and no act or omission by Licensor and/or by Licensee shall be construed as an assignment or grant to Licensor of any right, title, or interest in or to the Licensee's IP, it being understood that all rights relating thereto are reserved by Licensee.

18.4	Licensee also agrees to assist Licensor to the extent reasonably necessary in the procurement of any protection or to protect any of Licensor’s rights to the Licensed Marks. Licensor, if it so desires, may commence or prosecute any claims or suits in its own name, and Licensee may commence or prosecute any claims or suits only with the prior written approval of Licensor. Licensee shall notify Licensor in writing within five (5) days of any infringement or imitation by others of the Licensed Marks which may come to Licensee’s attention, and Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringement or imitation. Licensor may, but is not required, to seek, obtain and maintain, in its own name, such intellectual property. Internet Domain name and social media user/screen name protection for the Licensed Marks in the Territory(ies), which Licensor, in its sole discretion, believes to be appropriate and financially sound. Licensor in its sole discretion, shall designate, appoint and retain, the attorney or attorneys responsible for filing, producing and maintaining all intellectual property, Internet domain name and social media user / screen name registrations and protection for the Licensed Marks and any and all expenses and costs associated with the foregoing shall be borne exclusively by the Licensor and not by Licensee.

18.5	Licensee acknowledges that Licensor has sole and exclusive ownership of all right, title, and interest in and to the Licensed Marks and any registrations that have been issued or may be issued thereon. Licensee agrees that it will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest, including without limitation applying for trademark registration in Licensee’s name for any word or mark that is the same or likely to be confusingly similar to the Licensed Marks. Licensee further agrees that use of the Licensed Marks shall inure to the benefit of Licensor, and that Licensee shall not at any time acquire any rights in such Licensed Marks by virtue of any use it may make of the Licensed Marks.

18.6	Nothing contained in this License Agreement shall give Licensee any right, title or interest in or to the Licensed Marks except for the rights expressly licensed by this License Agreement, and subject to its terms and conditions. Licensee shall not knowingly make any representation or do any act, which may reasonably be taken to indicate that it owns the Licensed Marks, or owns any rights in the Licensed Marks other than the rights to use Licensed Marks licensed by this License Agreement.

18.7	Adaptations and modifications of Licensed Marks prepared under this License Agreement shall be included as part of the Licensed Marks.

18.8	All registrations for intellectual property, Internet domain names and social media user/screen names in the Licensed Marks are to be applied for and obtained exclusively in Licensor’s name. Licensee shall not file or register any intellectual property applications or seek any Internet domain name and/or social media user/screen name registration in the Licensed Marks, or any derivations, improvements, variations or modification thereof, without Licensor’s prior written approval, notwithstanding the foregoing, nothing herein set forth shall in any way abridge the rights of the Licensee to apply for or obtain or register intellectual property that is exclusive of the Licensed Marks or of the Ireland IP.

18.9	Licensee shall notify Licensor, or its designated representative, prior to entering into any agreement with any individual, company or business, for sales outside the United States of any Licensed Product, to permit the timely filing of foreign and/or international trademark and copyright applications, or other intellectual property protection, covering the Licensed Marks, in Licensor’s sole discretion. Licensee agrees to cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor’s rights in and to the Licensed Marks. In the event there has not been a previous registration of any Licensed Mark and/or any material relating thereto for a particular Licensed Product, Licensor may register and maintain, at its Licensee's expense, trademarks and/or service marks in the appropriate class(es) and/or copyrights in the name of Licensor. Licensee is not permitted to register any copyright, trademark, and/or service mark on behalf of Licensor. It is further agreed that nothing contained in this Agreement, and no act or omission by Licensor and/or by Licensee shall be construed as an assignment or grant to Licensee of any right, title, or interest in or to the Licensed Marks, it being understood that all rights relating thereto are reserved by Licensor, except for the license hereunder to Licensee of the right to use and utilize the Licensed Marks only as specifically and expressly provided in this Agreement.

18.10	The Licensee shall (a) provide Licensor with copies of any material proceedings or actions affecting or involving the Licensee including, without limitation, copies of any orders, injunctions, to which the Licensee and any of its officers or directors is a party or subject, including those issued or sought in such proceedings or actions by a state or federal governmental agency (such as the Department of Justice, Securities and Exchange Commission or Federal Trade Commission). At any time following the receipt of the materials and data identified above, Licensor may request that Licensee meet with Licensor to discuss the matters covered by such materials and data, the basis for any related claims or demands and the corrective steps that Licensee intends to take to address and cure the related matters. If, within 90 days following the date of the meeting between Licensor and Licensee, Licensee has not cured or discharged the matters disclosed to Licensor's reasonable satisfaction, then Licensor may terminate the license granted under this Agreement.

18.11	Licensor agrees that all patents, pending patents, formulations, ingredients in products, trademarks, copyrights, service marks, Internet domain names and social media user/screen names of Licensee, etc., that have been used in the past, and are being presently used, are all Licensee's IP and shall remain in ownership of Licensee. Future formulations, patents, scientific inventions and discoveries of new products, are also Licensee's IP and shall remain the property of Licensee.

18.12	Licensor will not hold, or grant any endorsement or similar license to any competitive brand or product line that is or will be in competition with any of the Licensed Products.

18.13	Nothing herein set forth shall prohibit or prevent Licensee from obtaining any necessary, needed or otherwise appropriate trademark, copyright, registration, trade dress, service mark, logo, or other appropriate protection of Licensee’s intellectual property or products in a timely manner including but not limited to filing actions or defending against the infringements of others.

19 WARRANTIES AND INDEMNIFICATION

19.1	Licensor hereby indemnifies Licensee and undertakes to hold it harmless against any claims or suits, demands, losses, injuries, liabilities costs, judgments, arbitration awards, license fees, settlement, damages and expenses (including reasonable attorneys’ fees and costs, whether or not any legal proceeding is commenced) (“Losses”) for trademark infringement arising solely out of the validity of the rights to the Licensed Marks and from Licensee’s use of the Licensed Marks as granted herein and authorized under the terms of this Agreement, provided that prompt notice is given to Licensor within ten (10) days of any such claim or suit, and provided, further, that Licensor shall have the option to undertake and conduct the defense of any suit so brought, and no settlement of any such claim or suit is made without the prior written consent of Licensor. Licensor’s indemnification under this Section shall be apportioned and limited to only the portion of, and extent that, such Losses are, or are claimed to be, proximately caused by or attributable specifically to Licensee’s use of Licensed Marks in a manner permitted by this License Agreement. It is further agreed that Licensor reserves the right to select counsel to defend any such claims subject to the reasonable approval of the Licensee. Licensor shall be solely responsible for any and all attorneys fees, costs, and expenses of counsel relating to any and all such actions.

19.2	Licensee shall defend, indemnify, and hold Licensor harmless against any and all actions, claims, demands, lawsuits, loss, costs, damages, judgments, liabilities, license fees, settlement or expenses incurred, claimed, obtained, or sustained, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether in law or in equity, including without limitation claims relating to or allegedly relating to the design, manufacture, sale, purchase, use, advertising, marketing, and/or distribution of any Licensed Product, whether for personal injury, product liability, intellectual property infringement (other than Losses arising under paragraph 19.1 above), dilution, misappropriation or otherwise. Licensor reserves the right to select counsel to defend and/or bring any such claims, subject to the reasonable approval of the Licensee. Notwithstanding Licensor’s right to the choice of counsel, Licensee shall solely be responsible for any and all attorneys’ fees, costs, and expenses of counsel relating to any and all such actions.

19.3	Licensor warrants that it has the lawful capacity to execute this Agreement and that it is the owner of the Licensed Marks or the authorized licensor with right to sublicense. Licensor believes that it and Licensee are entitled to use the Licensed Marks in commerce relating to the Licensed Products, and that to the best of its knowledge and belief, no other person or entity has the right to use the Licensed Marks in commerce on the Licensed Products, either in the identical form or in such near resemblance thereto as may be likely, when applied to the goods of such other person or entity, to cause confusion, mistake, or deception.

19.4	Licensor makes no representations or warranties with respect to the design, manufacture, sale, purchase, use, marketing, and/or distribution of any Licensed Product manufactured, sold, and/or distributed by Licensee and disclaims any liability arising out of the design, manufacture, sale, purchase, use, marketing, and/or distribution of any Licensed Product, and any such express or implied warranties (including merchantability or fitness for a particular purpose) are hereby disclaimed.

19.5	Licensee represents and warrants to Licensor that: (i) Licensee has the full power and authority to enter into this Agreement on behalf of Licensee and to perform all of Licensee’s material obligations pursuant to this Agreement, and that the Licensed Products manufactured, sold, and/or distributed by Licensee under this Agreement shall be suitable for the purpose for which they are intended to be used and shall comply with all applicable laws (including federal, state, and local), and industry standards. (ii) Licensee will not knowingly harm or misuse the Licensed Marks or bring the Licensed Marks into disrepute, (iii) except as specifically provided in this Agreement, Licensee will not create any expenses chargeable to Licensor or Ms. Ireland without the prior written approval of Licensor or of Ms. Ireland, (iv) all Licensed Products (and the content contained or used in the Licensed Products) designed, developed, marketed, distributed, published, performed or sold by Licensee pursuant to this Agreement do not, and will not, infringe any intellectual property right or any personal right of any third party, and (v) Licensee will not knowingly permit, do or commit any act or thing that would degrade, tarnish or deprecate or disparage the Licensed Property or Licensor’s or Ms. Ireland’s public image in society or standing in the community, or prejudice Licensor or Ms. Ireland and that it will terminate such activities promptly following written notice, and failure to do so constitutes a material breach of this Agreement. Licensee acknowledges and agrees that there are no warranties, guarantees, conditions, covenants, or representations whatsoever by Licensor, express or implied, as to marketability, fitness for a particular purpose, or other attributes of the Licensed Products, whether express or implied (in law or in fact), oral or written.

19.6	Licensee shall provide Licensor with prompt written notice of any material lawsuits, or other significant developments, formal investigations, or final refusals which will lead to material impact on Licensee and in which Licensee is or may be named as a party or for which Licensee is obligated or has agreed to indemnify any party, and Licensee shall thereafter provide Licensor with periodic written updates concerning relevant material developments in any such lawsuits as they arise.

19.7	For purposes of this Section 19, the term “Licensor” shall mean Licensor and, without limitation, any of its agents, employees, servants, representatives, parents, subsidiaries, affiliates, officials, directors, officers, shareholders, attorneys, divisions, branches, units, affiliated organizations, successors, predecessors, contractors, assigns, and all persons acting by, through, under, or in concert with them, past or present, specifically including Ms. Ireland, kathy ireland Worldwide, Sterling/Winters Company or its executives and employees.

20 INSURANCE

20.1	Licensee represents that it has obtained, and agrees to maintain, at its own expense, in full force and effect at all times during which the Licensed Products are being manufactured, sold, and distributed, insurance against those risks customarily covered under comprehensive liability policies including, without limitation, insurance for bodily injury, advertising injury, property damage, and product liability from a recognized insurance company approved by Licensor, which approval shall not be unreasonably withheld, and which is qualified to do business in the State of California, providing protection at least in the amount of $2,000,000 per occurrence and $2,000,000 in the aggregate in the first contract year, and at least in the amount of $5,000,000 per occurrence and $5,000,000 in the aggregate in each subsequent contract year, against any actions, claims, demands, lawsuits, loss, costs, attorneys’ fees, damages, judgments, and liabilities of any nature whatsoever relating to the Licensed Products. As proof of such insurance, within 30 days of the Effective Date, Licensee shall provide certificates of insurance to Licensor, certifying that the entities set forth under Exhibit G have been added as additional insured to each of the policies set forth above, a fully paid certificate of insurance naming Licensor an insured party shall be submitted to Licensor for Licensor’s prior written approval before any Licensed Product is manufactured, sold, or distributed. Any proposed change in certificates of insurance shall be submitted to Licensor for its prior written approval. Licensor shall be entitled to a copy of the prevailing certificate of insurance, which shall be furnished to Licensor by Licensee. The certificate(s) shall conform to the language requirements set out in Exhibit G attached hereto. All such approvals or disapprovals shall be delivered to Licensee within five business days following request by Licensee and if not so delivered shall be deemed approved.

20.2	For purposes of this Section 20, the term “Licensor” shall mean Licensor, including without limitation, its agents, employees, servants, representatives, parents, subsidiaries, affiliates, officials, directors, officers, shareholders, attorneys, divisions, branches, units, affiliated organizations, successors, predecessors, contractors, assigns, and all persons acting by, through, under, or in concert with them, past or present, specifically including Ms. Ireland, kathy ireland Worldwide, Sterling/Winters Company, or its executives and employees.

21 INSOLVENCY; CHANGE OF CONTROL

21.1	If Licensee files a petition in bankruptcy or is adjudicated a bankrupt or if a petition in bankruptcy is filed against Licensee, or if it becomes dissolved, or becomes insolvent or unable to pay or discharge its liabilities in the ordinary course of business, or if Licensee assigns the whole or any substantial part of its assets or undertakings for the benefit of creditors or makes an assignment for the benefit of its creditors or any similar arrangement pursuant to any federal or state law, compulsory or voluntarily, or if a receiver or other similar officer is appointed for the whole or any part of the assets or undertakings of Licensee or its business, or if Licensee stops payment to its creditors generally, or ceases or threatens to cease to carry on its business or any substantial part thereof, Licensor may terminate this Agreement by giving notice to Licensee of its intention to terminate and such termination shall be effective immediately. Licensor is aware of and consents to Licensee's intention to merge with, or otherwise be acquired by, another entity ("Parent") so that Licensee will become a wholly owned subsidiary of Parent (the "Merger") and that following the Merger the current shareholders of Licensee will remain in control of the post Merger entity. Following the Merger nothing herein set forth shall prevent Licensee from acquiring or being acquired by another entity or entering into any corporate transaction deemed to be favorable to Licensee, its shareholders or shareholders of Parent provided no such transaction shall be permitted hereunder with any purchaser, acquirer or merger candidate or any other third party that is engaged in the business of marketing or selling fire arms, tobacco or alcohol or is engaged in adult entertainment or providing other products and services associated with sexual, prurient or illicit activity that in the reasonable judgment of Licensor may demean or cause harm to the Brand (each a "Proscribed Transaction" in the singular and, if in the plural, "Proscribed Transactions"). In the event a Proscribed Transaction, Licensor may elect to terminate the License. In the event this Agreement is so terminated, and other than as set forth in paragraph 26.2 below, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, exploit, or in any way deal with or in any Licensed Products covered by this Agreement or any related advertising, marketing, promotional, and display materials, including without limitation cartons, containers, packing, and wrapping materials, except with and under the special consent and instructions of Licensor in writing, which they shall be obligated to follow.

21.2	In the event this Agreement is so terminated under this Section 21 or is terminated under Section 22, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, exploit, or in any way deal with or in any Licensed Products covered by this Agreement or any related advertising, marketing, promotional, and display materials, including without limitation cartons, containers, packing, and wrapping materials, except with and under the special consent and reasonable instructions of Licensor in writing, which they shall be obligated to follow, provided nothing herein set forth shall restrict the rights of Licensee to sell its inventory following termination according to the provisions of paragraph 26.2 below.

22 TERMINATION

22.1	Except as otherwise provided herein, in the event either party breaches or fails to perform any of its material duties and obligations pursuant to the terms of this Agreement, the non-breaching party shall have the right to terminate this Agreement upon thirty (30) days' notice in writing, and such notice of termination shall become effective unless the breaching party shall remedy the breach within the thirty (30) day period to the reasonable satisfaction of the non-breaching party. The Parties agree to make a reasonable effort to resolve any disputes or breaches prior to exercising the right of termination.

22.2	Termination of this Agreement shall be without prejudice to any rights, which Licensor may otherwise have against Licensee or which Licensee may have against Licensor. Upon the termination of this Agreement, notwithstanding anything to the contrary herein, all royalties on sales theretofor made and collected and any other monies owed, shall become immediately due and payable, and all rights and licenses granted hereunder shall cease and revert to Licensor. Other than as may be permitted by paragraph 26.2 below, Licensee shall immediately cease and desist from using the Licensed Marks in any way. Unless otherwise stated in this Agreement, and except as may be permitted by paragraph 26.2 below, Licensee shall have no right to sell, exploit, or in any way deal with or in any Licensed Products covered by this Agreement or any related advertising, marketing, promotional, and display materials, including without limitation cartons, containers, packing, and wrapping materials, except with and under the special consent and instructions of Licensor in writing, which they shall be obligated to follow. Licensee shall immediately return any and all Confidential Information of Licensor to Licensor, as well as marketing and advertising materials bearing the Licensed Marks and Licensor shall immediately return any and all confidential or non-public information and materials of Licensee to Licensee.

22.3	Upon the natural expiration or termination of this Agreement, neither Party shall make any publicly disparaging comments regarding the other or its business, whether written, oral, or electronic. This provision shall survive the expiration or termination of this Agreement. However, nothing herein shall limit either Party’s right to arbitration or other judicial remedies as set out in this Agreement.

22.4	Licensee acknowledges that a failure (except as otherwise expressly provided herein) to cease the manufacture, sale, transmission, broadcast or distribution of the Licensed Products upon the terminations or expiration of this License Agreement will result in immediate and irreparable damage to Licensor and Ms. Ireland. Licensee further acknowledges that there is no adequate remedy at law for such failure to cease manufacture, sale or distribution, and in the event of such failure, Licensor and / or Ms. Ireland shall be entitled to equitable relief and such further relief as a court or agency with jurisdiction may deem just and proper.

22.5	Upon termination or expiration of this License Agreement, all of Licensee's rights granted hereunder including all Licensee's rights and interest in and to the Licensed Marks including but not limited to, , copyright, trademark, service mark, trade dress and all additions and changes thereto, trade secret rights, and goodwill relating to the Licensed Marks shall revert to Licensor. Each Party agrees with the other promptly to execute all documents that may be reasonably necessary to effect the rights of the other in their respective intellectual property. This right and obligation shall survive the terminations or expiration of this Agreement.

23 FORCE MAJEURE

23.1	The Parties shall be released from their obligations hereunder, and this Agreement shall terminate in the event that governmental regulations or regulatory causes beyond the control of the Parties render performance impossible for a period of three months or more, and one Party so informs the other in writing of such causes and its desire to be so released. In such event, all royalties that are then due and all other monies then owing, including pro rated minimum annual royalties for that contract year shall become immediately due and promptly payable to Licensor. In the event of causes arising out of a state or national emergency or war including nature disaster or other acts of God all parties are released of their obligations immediately.

24 NOTICES

24.1	Any notice, communication, statement, payment, or legal service of process required or permitted under this Agreement shall be in writing and shall be effective when hand delivered; or on the date when the notice, communication, statement, payment, or legal service of process is transmitted by confirmed electronic facsimile (with a confirmation copy sent by mail); or the day after the notice, communication, statement, payment, or legal service of process is sent by reputable overnight air courier service (e.g., Federal Express). All such communications shall be sent to the Parties at the notice addresses listed below or to such other persons and the Parties to each other may designate notice addresses as in writing.

If to Licensor:	kathy ireland Worldwide PO Box #1410 Rancho Mirage, CA 92270 Facsimile: 310 557-1722 Attention: Erik Sterling Email: esterling@sterlingwinters.com

With a copy to:	Mr. Tom Hoberman FAX: 310) 550-5220 Email: tt@hjth.com

If to Licensee:	NuGene Inc. 720 Paularino Avenue Costa Mesa, California 92626 Facsimile No.: 714-641-2646 Attention: Ali Kharazmi Email: mak41258@aol.com

With a copy (not constituting notice) to:	Mr. Aaron A. Grunfeld
Email: agrunfeld@grumfeldlaw.com

25 NEGATION OF AGENCY

25.1	Licensee is an independent contractor. Nothing contained herein shall be deemed to create an agency, joint venture, franchise, or partnership relation between the Parties, and neither Party shall so hold itself out. Licensee shall have no right to obligate or bind Licensor in any manner whatsoever, and nothing contained in this Agreement shall give, or is intended to give, any rights of any kind to any third person(s).

26 ASSIGNABILITY

26.1	This Agreement shall inure to the benefit of Licensor, its successors, and assigns, but will be personal to Licensee, and shall be assignable by Licensee only with the prior written consent of Licensor. Licensee shall not mortgage, assign, sub-license, or otherwise encumber this Agreement without the prior written consent of Licensor. Licensor shall be entitled to assign this Agreement to any third party with notice to Licensee, including any such assignment in connection with the sale or transfer of Licensor’s business.

26.2	If this Agreement is terminated for any reason, Licensee shall have a period of six (6) months from the effective date of termination in which to sell off its inventory of Licensed Products, subject to the terms and conditions of this Agreement, including paying applicable Royalties.

27 MODIFICATION AND WAIVER

27.1	Except as otherwise provided herein, no agreement or understanding purporting to add to or to modify the terms and conditions of this Agreement shall be binding unless agreed to by the Parties in writing. Any terms and conditions set forth in any forms used by the Parties, which are in conflict with the terms and conditions of this Agreement, shall be void and have no effect. The Parties further agree that the Exhibits to this Agreement may be modified, amended, altered, and/or supplemented from time to time in writing signed by authorized representatives of the Parties.

27.2	It is agreed that no waiver by either Party hereto or any breach or default of any of the provisions set forth herein shall be deemed a waiver as to any subsequent and/or similar breach or default.

28 GOVERNING LAW

28.1	This Agreement shall be construed in accordance with and the laws of the State of California shall govern all disputes relating hereto without giving effect to any conflicts of law provisions.

29 CONFIDENTIALITY

29.1	The Parties agree that the terms, conditions, and subject matter of this Agreement constitute confidential and proprietary information belonging to Licensor and where applicable constitute confidential and proprietary information belonging to Licensee. Each Party agrees not to divulge any confidential and proprietary information pertaining to the other Party or this Agreement to any third party without prior written consent of the other Party. Each of Licensee and Licensor shall take any and all lawful measures to prevent the unauthorized use and/or disclosure of such confidential information belonging to the other, and to prevent unauthorized persons or entities from obtaining or using such information. Each Party further agrees to refrain from directly or indirectly taking any action, which would constitute or facilitate the unauthorized use or disclosure of such confidential information belonging to the other. Each Party may disclose such confidential and proprietary information to its officers, directors, employees, agents, and authorized representatives to the extent necessary to enable each Party to perform its obligations under this Agreement, provided that said officers, directors, employees, agents, and/or authorized representatives execute an appropriate confidentiality agreement reasonably satisfactory to the other Party, which by its terms shall be enforceable by injunctive relief. Each Party shall be liable to the other shall be liable for any unauthorized use and disclosure of such confidential information by its officers, directors, employees, agents, and authorized representatives, including without limitation its attorneys and accountants. The Parties further agree that any breach or threatened breach of this Section would cause irreparable harm to to the Party whose confidential information has been so disclosed or so compromised, that a remedy at law or in damages would be inadequate, and that the provisions of this Section may be enforced by way of injunctive relief in addition to any other rights available to Licensor in law or in equity. Notwithstanding the foregoing or anything else herein set forth, Licensee or its parent shall be permitted to attach a copy of this Agreement, and all attachments thereto, as an exhibit to filings that are made with the United States Securities and Exchange Commission, and to disclose the general contents of this Agreement to the extent it is advised that such disclosure is necessary or appropriate under applicable federal or state securities laws or other applicable regulations

29.2	For purposes of this Agreement, “confidential and proprietary information” includes, but is not limited to, the terms, conditions, and subject matter of this Agreement, and Licensor’s or Licensee's business, including any financial, cost, pricing, and royalty information; product development, business, marketing, promotion, distribution, sales, sales plans, and strategies; information concerning Licensor’s or Licensee’s product development and intellectual property; information concerning manufacturing processes and formulas, marketing and efficacy studies, all as they relate to the Licensed Products and other products of Licensee, or trade secrets. The foregoing confidentiality obligations shall not apply to information that:

(1) was previously known to the recipient free of any obligation to keep it confidential;

(2) was independently developed by recipient; or (3) is or becomes publicly available by means other than the unauthorized disclosure by recipient.

29.3	In the event that any judicial or regulatory authority requests or requires disclosure of any Confidential Information of the other Party, the receiving Party shall promptly notify the disclosing Party of the requested or required disclosure and shall cooperate with the disclosing Party in any effort to avoid or limit such disclosure, but not to extent of delaying any time period within which disclosure is required to be made.

30   ENTIRE AGREEMENT AND ADMISSIBILITY

30.1	This Agreement constitutes the complete understanding between the Parties and supersedes any and makes void any and all prior agreements, promises, representations, or inducements, no matter their form, concerning the subject matter of this Agreement. The Parties desire that this Agreement shall represent a single and completely integrated contract expressing the entire agreement of the Parties with respect to the subject matter of this Agreement. No promises, agreements, or modifications to this Agreement made subsequent to the execution of this Agreement by the Parties shall be binding unless reduced to writing and signed by authorized representatives of the Parties. The Parties to this Agreement agree that this Agreement may be used as evidence in any subsequent proceeding in which any Party alleges a breach of this Agreement or seeks to enforce its terms, provisions, or obligations.

31   SEVERABILITY

31.1	Whenever possible, each provision of this Agreement shall be interpreted in such a manner to be effective and valid under applicable law. Should any of the provisions or terms of this Agreement be determined illegal, invalid, or unenforceable by any court of competent jurisdiction, validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

32   RECITALS AND SECTION HEADINGS

32.1	The terms of this Agreement are contractual, not a mere recital, and are the result of joint negotiations between, and joint drafting by, the Parties, and are therefore not to be construed in favor of or against either Party. All recitals are incorporated by reference into this Agreement. Caption and paragraph headings are used for convenience and reference only, are no part of this Agreement, and shall not be used in interpreting, construing, defining, limiting, extending, or describing the scope of this Agreement, or any provision hereof, in any way.

33   ATTORNEY FEES AND COSTS

33.1	Should any action be necessary to enforce the terms of this Agreement, the prevailing Party will be entitled to recover reasonable attorneys’ fees and costs.

34   EXECUTION OF COUNTERPARTS

34.1	This Agreement may be executed in two or more duplicate bond or facsimile counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of the Agreement, it shall not be necessary to produce more than one such counterpart.

35  EQUITABLE RELIEF

35.1	The Parties acknowledge that the subject matter of this Agreement relates to services and rights, which are extraordinary and unique and which cannot be replaced or adequately compensated in money damages, and any breach by Licensee or Licensor of this Agreement will cause irreparable injury to the other.

36   ARBITRATION

36.1	The Parties agree that any and all disputes, controversies or claims arising out of, regarding, or in any way relating to the interpretation, application, or enforcement of this Agreement, or any matter reasonably related thereto, shall be handled by way of arbitration and administered by and in accordance with the JAMS Streamlined Arbitration Rules and Regulations (the “JAMS Rules”) of the Judicial Arbitration and Mediation Service in effect at the time of any such proceedings. Such arbitration shall be the sole, exclusive, and final remedy for resolving any such claims and disputes. Judgment on the final award rendered by the arbitrator may be entered into in any court of competent jurisdiction and shall be final and binding upon the Parties.

36.2	In the event the Parties cannot agree on an arbitrator within ten (10) days, the arbitrator shall be appointed by the Parties in the following manner JAMS, and/or another alternative dispute resolution provider agreed upon by the Parties, shall furnish the Parties with a list of potential qualified arbitrators. For purposes of this Section, a “qualified arbitrator” shall mean a retired judge of a superior or appellate court or an experienced attorney agreed upon by the Parties. If any Party objects to all the names on the list, AAA, and/or another alternative dispute resolution provider agreed upon by the Parties, shall provide the Parties with an alternative list of potential qualified arbitrators; provided, however, that each Party shall be entitled to so object only once. Once the Parties have agreed upon a particular list, or a list is furnished pursuant to the preceding sentence, the Parties shall alternately eliminate unacceptable arbitrators until only one name remains. The remaining person shall be appointed arbitrator. The Parties agree to draw lots to decide which Party shall remove the first name from the list of arbitrators. Should a Party whose turn it is to eliminate an unacceptable arbitrator fail to do so within twenty-four (24) business hours of the written request of the other Party, then the choice of the other Party of an arbitrator then remaining on such list shall be binding on the Parties. All costs of the arbitration, including the cost of any record or transcript of the arbitration proceedings, all administrative fees, the fee of the arbitrator, and all other fees and costs shall initially be borne equally by the Parties, provided, however, that the arbitrator shall award the prevailing Party its reasonable attorneys’ fees, expenses and costs, including all costs of arbitration.

36.3	The arbitrator shall not extend, modify, or suspend any of the terms of this Agreement. The arbitration and all proceedings related thereto shall be deemed private and confidential and, subject to the provisions of paragraph 29.1, shall not be disclosed to the public by either the arbitrator or the Parties to the arbitration. If the rules of AAA, JAMS or another agreed upon alternative dispute resolution provider differ from those of this Section, the provisions of this Section shall control.

36.4	Notwithstanding the foregoing, the Parties may seek provisional relief, including a preliminary injunction or temporary restraining order, in any federal or state court of competent jurisdiction located in Los Angeles, California, without prejudice to the above-described arbitration procedures, if in that Party’s sole judgment such provisional relief is necessary to avoid irreparable injury or to preserve the status quo. Nevertheless, the arbitration procedure set forth in this Section is intended to be the sole and exclusive method of resolving any claims arising out of, relating to, or regarding this Agreement.

(remainder of the page intentionally left blank – signature page follows)

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be duly executed as of the day and year first above written.

kathy ireland WORLDWIDE, Inc.,

a California Corporation

By:	/s/ Kathy Ireland
Name:
Title:

November 4th, 2014

NuGene Inc., a California corporation

By:	/s/ Ali Kharazmi
Name: Ali Kharazmi
Title: President

November 4, 2014

EXHIBIT A

Licensed Marks

1.	Kathy Ireland likeness, only as approved in writing by Licensor and only in connection with the Licensed Products specified in Exhibit B to this Agreement and only as shown in the following specimen(s): Specimen(s) are located on Examples on Brand Partner Resource link; on kathyireland.com - upon your signature a password will be provided

2.	kathy ireland logo(s) only for the Licensed Products specified in Exhibit B to this Agreement and only as shown in the following specimen(s):

Examples on Brand Partner Resource link; on kathyireland.com; upon your signature a password will be provided

Other supporting brands as may be designated by Licensor in writing from time to time

EXHIBIT B

LICENSED PRODUCTS:

Each of the following products of Licensee containing stem cell derived or containing biologically active or biologically derived ingredients: NuGene Face Wash, NuGene Universal Cream, NuGene Universal Serum, NuGene Light and Bright, NuGene Eye Serum, NuGene Anti-Hair Loss Serum, NuGene Regenerative Shampoo & Conditioner, NuGene FaceMask, NuGene Melasma Serum, NuGene Acne Serum, NuGene Revitalizing Night Cream, NuGene Toner NuGene Body Lotion, NuGene Specialty Soap, NuGene Neck & Decollete Lotion, Advanced Infusion Serums and other age defying products that are stem cell derived or which contain biologically active or biologically derived ingredients.

CHANNELS OF DISTRIBUTION:

Approved channels of distribution include Web Advertising and, Physicians and Spas, Retail Stores (other than those excluded in the paragraph which immediately follows), Duty Free Shops; retail websites owned and operated by retailers in the above channels, Licensee’s websites, websites maintained by American Express alone or with partners such as vente-prive, as well as dermstore.com and Alphaeon.com; Nordstrom's, Sephora, Dillards, Bloomingdales, Saks, Neiman Marcus, Bergdorf Goodman, Macy's and other categories of “Macy's and above” stores, as well as all military and post exchange stores.

Price Club, Sam’s Club, Fedco and other “Club” type stores are currently excluded but will be permitted commencing any year in which Licensee achieves sales of $5 million or more.

Mass Market, discount and Low Tier Department Stores (i.e., Wal-Mart, K-Mart, Target, and Sears), are excluded from the approved Channels of Distribution under this Agreement. Internet Retailers will be handled on an individually approved by Licensor basis, and except as so proscribed herein, all other channels shall be permitted.

Licensed Products bearing the “kathy ireland” mark may not be sold in the home improvement, drugstore, or food and grocery Channels of Distribution.

Televised retail channels (HSN, QVC, etc.) are specifically excluded from the approved Channels of Distribution.

EXHIBIT C

CODE OF CONDUCT

1. PURPOSE: [LICENSEE] is committed to using only manufacturers to strive to conduct business in a highly professional and ethical manner. This document outlines those commitments each facility makes in respect to its compliance with applicable law and tis personal practices and policies.

2. CHILD LABOR: The facility agrees not to use child labor in the manufacturing, or distribution of the Goods. The term “child” refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education; provided, however, in no event shall the Facility use any person below the age of (15) fifteen. The Facility also agrees to comply with all other Laws applicable to employees, regardless of the age of an employee.

3. FORCED LABOR: The Facility agrees to employ only persons whose presence is voluntary. The Facility agrees not to use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

4. ABUSE OF LABOR: The Facility agrees to treat each employee with dignity and respect and not to use corporal punishment, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.

5. NON-DISCRIMINATION: The Facility agrees not to discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination, or retirement on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

6. ASSOCIATION: The Facility agrees to follow employees to organize and bargain collectively without penalty or interference in accordance with local Laws.

7. WAGES, DENEFITS AND WORKING HOURS: The facility recognizes that wages are essential to meeting employee’s basic needs. The Facility agrees to comply, at a minimum, with all applicable wages and hour Laws, including minimum wage, overtime hours, maximum hours, piece rates and other elements of compensation and shall provide legally mandated benefits.

8. HEALTH AND SAFETY: The Facility agrees to provide employees with a safe and healthy workplace environment in accordance with all applicable Laws, ensuring at a minimum, reasonable access to potable water and sanitary facilities, fine safety and adequate lighting and ventilation. The Facility also agrees to ensure that the same standards of health and safety are applied to any housing it provides for employees.

9. COMPLIANCE: The Facility agrees to take appropriate steps to ensure that the provisions of the COC are communicated to its employees, including by prominent posting a copy of this COC in the local language on one or more bulletin boards in places readily accessible to employees at all times.

10. ENVIRONMENT: Business partners should share our concern for the environment and adhere to their local and national laws regarding the protection and preservation of the environment.

11. LEGAL REQUIREMENTS: Business partners should be in compliance with all legal requirements involved in conducting the business.

12. Our Business Partners are required to provide full access to their facilities and those of their manufacturers, vendors and subcontractors, and to release records relating to employment practices. We may conduct on-site inspections of facilities to monitor the standards and assure the quality of our products.

Please report Violations Anonymously by emailing to: esterling@sterlingwinters.com

esterling@sterlingwinters.com:

EXHIBIT D

INTENTIONALLY BLANK

EXHIBIT E

Approved Royalty Report Form

Examples on Brand Partner Resource link;

On kathyireland.com; upon your signature a password will be provided

EXHIBIT F

Approved Licensing Statement

Manufactured and distributed by.

A member of the

kathy ireland Worldwide Partnership.

for kathy ireland Worldwide.

Website

www.kathvireland.com

Approved Mission Statement

“...finding solutions for families,

especially busy moms.”™

“...encontrando soluciones para familias,

especialmente madres ocupadas.”™

“...finding solutions for people in love.”TM

“...finding solutions for people in Business.”TM

EXHIBIT G

REQUIRED INSURANCE CERTIFICATE

Under Description of Operations state the following:

Certificate Holder Kathy Ireland, kathy ireland Worldwide, The Sterling/Winters

Company, subsidiaries, affiliates; their directors, officers and employees are named additional insured with regards to liability arising out of operations of the named insured.

The Certificate Holder should be listed as:

kathy ireland Worldwide

PO Box #1410

Rancho Mirage, CA., 92270

Send copies of Certificate to:

kathy ireland Worldwide

Erik Sterling

FinancialCommittee@sterlingwinters.com

Jane Hirata

JHirata@mmibi.com

Momentous Insurance Brokerage, Inc.

EXHIBIT H

LICENSEE’S PRINCIPAL SUPPLIERS

To be supplied two business days following full execution of this Agreement by the Parties.

- END OF CONTRACT-